Exhibit 99

Contacts: Karen M. Stewart                    Murray L. Swanson
          Vice President -                    Executive Vice President -
          Investor Relations--TDS             Finance--TDS
          (312) 630-1900 Chicago              (312) 630-1900
          (608) 828-8316 Madison              e-mail: murray.swanson@teldta.com
          e-mail: karen.stewart@teldta.com

FOR RELEASE: IMMEDIATE

                         AMERICAN PORTABLE TELECOM FILES
                           FOR INITIAL PUBLIC OFFERING

February 20, 1996, Chicago, Illinois -Telephone and Data Systems, Inc. [AMEX:TDS] announced that its subsidiary, American Portable Telecom, Inc. ("APT" or the "Company") has filed a registration statement today with the Securities and Exchange Commission covering an initial public offering of 11.0 million Common Shares, all of which will be issued and sold by APT. The Company will also grant to the underwriters an over-allotment option for up to 1,650,000 additional Common Shares. Upon completion of the offering, TDS will own 84.3% (82.4% if the over-allotment option is exercised) of the capital stock of APT. It is estimated that the initial public offering price will be between $15.00 and $18.00 per Common Share.

A portion of the net proceeds of the offering will be used to repay approximately $60.2 million of outstanding indebtedness to TDS. APT expects to use the balance of the net proceeds of the offering to partially finance construction, development and operating costs associated with the establishment of personal communications services ("PCS") networks in the Minneapolis, Tampa-St. Petersburg-Orlando, Houston, Pittsburgh, Kansas City and Columbus Major Trading Areas ("MTAs").

The offering will be managed by Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch & Co., and Salomon Brothers Inc.

American Portable Telecom is the fifth-largest licensee of PCS in the United States in terms of population equivalents ("POPs"), with licenses to provide service in six MTAs in the United States including approximately 27.3 million POPs. The Company plans to construct networks for its PCS markets using Global System for Mobile Communications ("GSM") technology. The Company intends to commence marketing efforts and launch commercial service in early 1997 and expects to complete initial construction of its PCS networks by the end of 1998.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

TDS is a Chicago-based telecommunications company with established cellular telephone, local telephone and radio paging operations and developing PCS operations. TDS strives to build value for its shareholders by providing excellent communications services in attractive, closely related segments of the telecommunications industry.


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